EXHIBIT 10.65
LONG-TERM INCENTIVE AWARD AGREEMENT
(Restricted Stock)
     THIS LONG-TERM INCENTIVE RESTRICTED STOCK AGREEMENT (the “Award Agreement”) is made the 18th day of May, 2011 (the “Grant Date”), by and between Citizens Republic Bancorp, Inc. (the “Company”) and the undersigned (the “Grantee”), pursuant to the Citizens Republic Bancorp, Inc. Stock Compensation Plan (the “Plan”). Capitalized terms not defined in this Award Agreement shall have the meanings respectively ascribed to them in the Plan.
     WHEREAS, the Company desires to encourage Grantee to make greater efforts on behalf of the Company and its Affiliates to achieve the Company’s long-term business plans and objectives and to further identify the interests of Grantee with the interests of the Company’s shareholders;
     WHEREAS, the Company desires to grant this long-term restricted stock Award to Grantee pursuant to the Plan; and
     WHEREAS, prior to the Grant Date, the Company received funding under the U. S. Treasury’s Capital Purchase Program and became subject to the Troubled Asset Relief Program (“TARP”) and certain compensation restrictions under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and rules, regulations, programs and interpretations promulgated thereunder, including the TARP Standards for Compensation and Corporate Governance, Interim Final Rule, as it may be amended from time to time. A limited number of Executives who have been granted restricted shares are covered by such compensation restrictions and to the extent that Grantee is now or may in the future be covered this Award will be subject to such restrictions but otherwise such restrictions shall have no effect on Grantee;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the parties as follows:
     1. Grant of Restricted Stock Award. Subject to the terms and conditions hereof, including without limitation the restrictions set forth in this Agreement, the Company hereby grants to Grantee a total of __________ shares of the Company’s Common Stock, 40% of which shall be performance-based (“Performance-Based”) and 60% of which shall be time-based (“Time-Based”), subject to the restrictions described below.
     2. Performance-Based Shares Subject to Award. The shares subject to forty percent (40%) of the Performance-Based portion of the Award (________ shares) is subject to the Company’s attainment of the designated Pre-Tax, Pre-Provision Profit target for fiscal years 2011 and 2012 combined (75% weighting), and the Company’s attainment of the designated Net Income for fiscal years 2011 and 2012 combined (25% weighting). The two targets are separate, and the attainment of one target but not both will not preclude payment of the percentage of restricted shares attributable to the attained target, subject to satisfaction of the vesting and lapse restrictions described herein. Restricted shares attributable to a target that is not attained automatically shall be forfeited as of the last day of the Company’s 2012 fiscal year. The percentage of restricted shares attributable to an attained target of the Award shall 100% vest on the second anniversary of the Grant Date if the Grantee has been continuously employed with the Company or an Affiliate between the Grant Date and the second anniversary of the Grant Date. Provided; however, that the Performance-Based shares shall not be transferred, pledged, assigned or otherwise alienated or hypothecated until the later of the vesting date and the date(s) on which the restricted shares are no longer subject to the TARP limitations set forth in Section 4 below, at which time the restrictions on the Performance-Based shares shall lapse, and the associated number of shares shall be freely transferable, which may occur in installments, if so required by Section 4.
     3. Time-Based Shares Subject to Award. The shares subject to the Section 3 Time-Based portion of the Award (_____shares) shall 100% vest on the third anniversary of the Grant Date if Grantee has been continuously employed with the Company or an Affiliate between the Grant Date and the third anniversary of the Grant Date. Provided; however, that the shares shall not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the later of the vesting date and the date(s) on which the shares are no longer subject to the TARP limitations in Section 4 below, at which time the restrictions on the Section 3 shares shall lapse, and the associated number of shares shall be freely transferable, which may occur in installments, if so required by Section 4.
     4. Additional TARP Restrictions.
     Notwithstanding the vesting terms described above (or in any other employment or severance agreement), the restricted shares subject to the Award shall not become freely transferable earlier than the following schedule (except as necessary to reflect a merger or acquisition of the Company):
     (a) 25% of the restricted shares subject to the Award at the time the Company repays 25% of the aggregate financial assistance received by the Company under TARP;
     (b) An additional 25% of the restricted shares subject to the Award at the time the Company repays 50% of the aggregate financial assistance received by the Company under TARP;
     (c) An additional 25% of the restricted shares subject to the Award at the time the Company repays 75% of the aggregate financial assistance received by the Company under TARP; and
     (d) An additional 25% of the restricted shares at the time the Company repays 100% of the aggregate financial assistance received by the Company under TARP.
     5. Lapse of Restricted Period.
          (a) Subject to compliance with Sections 6 and 7, restrictions on shares subject to the Award shall be deemed to lapse at the close of business on the later of the vesting date and the date on which the restricted shares are no longer subject to the TARP limitations set forth in Section 4. Notwithstanding the foregoing, in the event of Grantee’s (i) death, (ii) Disability, or (iii) termination of employment that would entitle Grantee to severance payments pursuant to the provisions of the Company’s Severance Pay Plan, as in effect from time to time (the “Severance Pay Plan”), the outstanding Time-Based restricted shares, and the Performance-Based restricted shares that have satisfied the Company’s performance targets but are not vested, shall vest based on the number of months that have lapsed in the vesting period. In the event that Grantee retires, then the outstanding Time-Based restricted shares shall be forfeited, and the outstanding Performance-Based restricted shares that have satisfied the Company’s performance targets shall vest based on the number of months that have lapsed in the vesting period. For purposes of this Agreement, notwithstanding the definition in the Plan document, “retirement” shall mean Grantee’s cessation of employment for reasons other than Cause following the later of Grantee’s 55th birthday and completion of five years of employment with the Company or an Affiliate. All outstanding restricted shares shall 100% vest in the event of a Change in Control. Upon the later of the vesting date and the date(s) on which such restricted shares are no longer subject to the TARP limitations in Section 4, the associated number of shares shall be freely transferable. If Grantee’s employment with the Company or its Affiliates terminates prior to full vesting other than under the circumstances described in this Section 5, any portion of the Award that has not vested at the time of such termination shall be forfeited.
     (b) Until the lapse of all applicable restrictions described in Sections 2 through 5 on shares subject to this Award, any certificate evidencing the shares subject to the Award shall carry the following restrictive legend:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Citizens Republic Bancorp Stock Compensation Plan (the “Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated May 18, 2011. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of Citizens Republic Bancorp, Inc.
     (c) The Company reserves the right to place stop transfer instructions on shares which are subject to the restrictions described in Sections 2, 3 and 4 of this Agreement. Grantee shall be entitled to removal of such legend and stop transfer instructions at the time or times provided by, and in accordance with, Section 10.3 of the Plan.

     6. Restrictive Covenants.
     As consideration for the grant of this Award, Grantee agrees to comply with and be bound by the following restrictive covenants:
     (a) Non-Disclosure of Confidential Information. All “Confidential Information” concerning Company and its customers shall be kept strictly confidential and shall not be disclosed by Grantee to any third parties or used by Grantee in a manner contrary to Company’s interests at any time without the prior consent of Company, except as required by law. “Confidential Information” includes customer and client lists and all customer, technical, business, marketing, financial, systems and personnel information from whatever source, the disclosure of which might be contrary to the interests of Company, excluding information which is or becomes publicly available other than by Grantee’s acts or omissions. All Confidential Information and all other property of Company will be returned to Company on or before the date Grantee’s active status terminates, and Grantee will not retain any copies in any form.
     (b) Non-Solicitation of Employees and Customers. During Grantee’s employment and for a period of one year following Grantee’s termination of employment for any reason, including retirement, Grantee shall not, without the prior written consent of Company:
          (i) on his/her own behalf or on behalf of any third party, whether directly or indirectly, hire or employ, attempt to hire or employ, or solicit, encourage or induce to leave employment with Company or to accept employment elsewhere than Company, any person who was employed by Company at any time during the 18-month period beginning six months prior to the termination of Grantee’s employment and ending one year after such termination.
          (ii) on his/her own behalf or on behalf of any third party, whether directly or indirectly, provide, sell, market or endeavor to provide, sell or market any Competing Services to any Restricted Customers (as such terms are defined below), or otherwise solicit or communicate with any Restricted Customers for the purpose of selling or providing any Competing Services. “Competing Services” means any products or services that are similar to or competitive with the products and services sold or offered by Company. “Restricted Customers” means any of Company’s current, former, or prospective customers to whom Grantee provided services, with whom Grantee had business contact on behalf of Company, with respect to whom Grantee has confidential information, or with whom Grantee had any responsibilities during the last two years of Grantee’s employment with Company.
     (c) Non-disparagement. During Grantee’s employment and following Grantee’s termination of employment for any reason, including retirement, Grantee shall not publicly or privately make disparaging comments with respect to Company or it’s management in general and specifically with respect to any of Company’s personnel, operations, products, policies or practices.
     (d) Non-Competition. During Grantee’s employment and for a period of one year following Grantee’s termination of employment for any reason, including retirement, Grantee shall not, without the prior written consent of Company, become employed by (including self-employment) or otherwise provide services to or on behalf of any person or entity whose business competes with Company where both:
          (i) Grantee will be called to perform the same or substantially similar functions to those which Grantee performed while employed by Company during the one-year period prior to the termination of Grantee’s employment, and
          (ii) Grantee will, by virtue of the new business relationship, be acting in a manner which is or may reasonably be expected to be prejudicial to or in conflict with the interests of Company, as determined in the reasonable discretion of the Chief Executive Officer of Company or the Chief Executive Officer’s designee.
The restrictions set forth in this paragraph 6(d) shall not apply following a termination of Grantee’s employment that would entitle Grantee to severance payments pursuant to the provisions of the Company’s Severance Pay Plan.
     (e) Subsequent Assistance. Following Grantee’s termination of employment for any reason, (other than death and in certain instances, Disability) Grantee shall furnish such reasonable subsequent assistance requested by Company that is deemed material to the transition of responsibilities from Grantee to his or her successor.

     (f) Reformation. If any portion of these restrictive covenants is found to be unenforceable, any court of competent jurisdiction may reform the restrictions as to time, geographical area or scope to the extent required to make the provision enforceable under applicable law.
     (g) Disclosure of Information. Grantee hereby agrees that he/she shall provide Company with any information reasonably requested to determine compliance with these restrictive covenants and authorizes Company to disclose the covenants and the remedies for their violation to any third party who might be affected thereby, including Grantee’s prospective employer.
     (h) Cancellation and Other Remedies. If Grantee violates the restrictive covenants described in Sections 6(a) through 6(e) above:
          (i) all shares subject to this long-term restricted stock Award that are subject to restriction shall be forfeited immediately,
          (ii) all shares that were covered by this grant and that became free of restrictions within the period beginning one year prior to the termination of Grantee’s employment, net of any taxes withheld (whether withheld in cash or shares), shall be canceled immediately for no consideration, and
          (iii) Grantee shall be required to reimburse Company in an amount equal to any gain realized by Grantee (determined as of the sale date) with respect to the sale of any shares originally covered by this long-term restricted stock Award within the period beginning one year prior to the termination of Grantee’s employment and ending six (6) months after the termination of Grantee’s employment, net of any taxes withheld (whether withheld in cash or shares).
     Grantee acknowledges that a violation or attempted violation on his or her part of the restrictive covenants set forth in Sections 6(a) relating to disclosure of Confidential Information, 6(b) relating to solicitation of Company’s employees and customers and 6(c) relating to the making of disparaging comments concerning Company shall cause immediate and irreparable damage to Company, and therefore agrees that Company shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such terms, such right to an injunction, however, shall be cumulative and in addition to whatever other remedies Company may have under law or equity. With respect to any violation of the restrictive covenants set forth in Sections 6(d) relating to noncompetition and 6(e) relating to subsequent assistance, the right to injunctive relief shall not apply and only the remedies set forth in sub-sections 6(h)(i), (ii) and (iii) shall be available to Company. In any action or proceeding by Company to enforce these restrictive covenants where Company is the prevailing party, Company shall be entitled to recover from Grantee its reasonable attorneys’ fees and expenses incurred in such action or proceeding.
     7. Clawback. Grantee acknowledges that this Award is subject to all applicable clawback policies of the Company, including but not limited to recovery or “clawback” by the Company if the lapse of restrictions on shares subject to the Award is or was based on materially inaccurate financial statements or violates TARP or the rules, regulations and/or government guidance issued thereunder. Grantee acknowledges that this Award Agreement may be amended as necessary to comply with the requirements and/or limitations under TARP or any other federal requirements, which could include revocation of all or a portion of the Award.
     8. Code Section 409A. It is intended that this Award Agreement and shares granted pursuant to the Award shall be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If shares subject to the Award become subject to taxation under Code Section 409A, Grantee agrees that the Company, without the consent of Grantee, may modify this Award Agreement to the extent and in a manner that the Company deems necessary or advisable or shall take such other action or actions, including an amendment or action with retroactive effect, which the Company deems appropriate to keep the Award from being subject to Code Section 409A or to amend the Award to comply with Code Section 409A.
     9. Non-Assignability of Award. The Award hereby granted shall not be transferable. No purported assignment or transfer of this Award, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right whatsoever. For the avoidance of doubt, the parties acknowledge that this Section 9 applies to the Award itself, not to the shares subject to the Award, and that the transferability of the shares subject to the Award shall be governed by Sections 2 through 7 of this Agreement.

     10. Adjustments. In the event of any stock dividend, reclassification, subdivision or combination, or similar transaction affecting the shares covered by this Award, the rights of Grantee are subject to adjustment as provided in Section 9.1 of the Plan to the extent deemed necessary by the Committee.
     11. Rights as Shareholder. During the Restricted Period, Grantee shall be considered the record owner of the shares subject to this long-term restricted stock Award and shall have all the rights of a shareholder (including voting and dividend rights) with respect to the shares subject to the Award commencing on the Grant Date. Notwithstanding the foregoing, if any dividends or distributions are paid in shares of Common Stock during the Restricted Period, the dividend or other distribution in shares shall be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid.
     12. Withholding. No later than the date as of which an amount first becomes includible in the gross income of Grantee for federal income tax purposes with respect to any shares subject to this Award, Grantee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Grantee authorizes the Company to withhold from his or her compensation, including withholding from Grantee’s shares subject to the Award, to satisfy any income and employment tax withholding obligations in connection with the Award. If Grantee is no longer employed by the Company at the time any applicable taxes are due and must be remitted by the Company, Grantee agrees to pay applicable taxes to the Company, and the Company may delay removal of the restrictive legend until proper payment of such taxes has been made by Grantee. Grantee may satisfy such obligations under this Section 12 by any method authorized under Section 10.5 of the Plan.
     13. Notices. Every notice relating to this Award Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Secretary of the Company at the Company’s headquarters. All notices by the Company to Grantee shall be delivered to Grantee personally or addressed to Grantee at Grantee’s last residence address as then contained in the records of the Company or such other address as Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Company to Grantee at Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.
     14. Governing Law. This Award Agreement (a) shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to conflict of laws, and (b) is not valid unless it has been signed by Grantee and the Company.
     15. Provisions of Plan Controlling. Except as provided in Sections 2, 4, 5, 6 and 7 of this Agreement, the provisions hereof are subject to the terms and provisions of the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control except with regard to Sections 2, 4, 5, 6 and 7.
     16. Acceptance of Agreement. This Agreement must be accepted by Grantee on the Solium web site no later than the close of business on _____. In the event that this Award Agreement is not accepted by Grantee pursuant to the procedures set forth on the Solium web site, the Common Stock granted hereunder shall be canceled immediately and Grantee shall forfeit all rights hereunder.
     IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the day and year first above written.

GRANTEE	CITIZENS REPUBLIC BANCORP, INC.

By:

Cathleen H. Nash
	Its:	Chief Executive Officer